Exhibit 10.16
EDISON INTERNATIONAL
2008 EXECUTIVE SURVIVOR BENEFIT PLAN
Effective
December 31, 2008

TABLE OF CONTENTS

PREAMBLE	1

ARTICLE 1 DEFINITIONS	1

ARTICLE 2 BENEFITS	2

ARTICLE 3 BENEFICIARY DESIGNATION	3

ARTICLE 4 CONDITIONS RELATED TO BENEFITS	3

4.1 Nonassignability	3
4.2 No Right to Assets	4
4.3 Protective Provisions	4
4.4 Incapacity	4

ARTICLE 5 PLAN ADMINISTRATION	4

5.1 Plan Interpretation	4
5.2 Limited Liability	4

ARTICLE 6 AMENDMENT OR TERMINATION OF PLAN	4

6.1 Authority to Amend or Terminate	4
6.2 Limitations	5

ARTICLE 7 CLAIMS AND REVIEW PROCEDURES	5

7.1 Claims Procedure	5
7.2 Dispute Arbitration	6

ARTICLE 8 MISCELLANEOUS	7

8.1 Participation in Other Plans	7
8.2 Forfeiture	7
8.3 Successors	7
8.4 Employment Not Guaranteed	7
8.5 Gender, Singular and Plural	7
8.6 Captions	7
8.7 Validity	7
8.8 Waiver of Breach	8
8.9 Applicable Law	8
8.10 Notice	8
8.11 Statutes and Regulations	8

i

EDISON INTERNATIONAL
2008 EXECUTIVE SURVIVOR BENEFIT PLAN
Effective December 31, 2008
PREAMBLE
The purpose of this Plan is to provide survivor benefits to surviving spouses or other designated Beneficiaries of Eligible Employees of participating Affiliates of EIX.
ARTICLE 1
DEFINITIONS
Capitalized terms in the text of the Plan are defined as follows:
Administrator means the Compensation and Executive Personnel Committee of the Board of Directors of EIX.
Affiliate means EIX or any corporation or entity which (i) along with EIX, is a component member of a “controlled group of corporations” within the meaning of Section 414(b) of the Code, and (ii) has approved the participation of its Executives in the Plan.
Beneficiary means the person or persons or entity designated as such in accordance with Article 3 of the Plan.
Board means the Board of Directors of EIX.
Bonus means the amount awarded to the Eligible Employee by the Employer pursuant to the terms of the Executive Incentive Compensation Plan, the 2007 Performance Incentive Plan or a successor plan governing annual executive bonuses, before reductions for deferrals under the EIX 2008 Executive Deferred Compensation Plan.
Code means the Internal Revenue Code of 1986, as amended.
EIX means Edison International.
Eligible Employee means an Executive of an Affiliate.
Employer means the Affiliate employing the Eligible Employee.

Executive means an employee of an Affiliate who is designated an Executive by the CEO of that Affiliate or who is elected as a Vice President or officer of higher rank by the board of that Affiliate or by the Board.
Plan means the EIX 2008 Executive Survivor Benefit Plan.
Salary Rate means the annualized basic rate of pay as fixed by the Employer (excluding bonuses, special awards, commissions, severance pay, and other non-regular forms of compensation).
Senior Officer means (i) the CEO, President, Executive Vice President, Senior Vice President or elected Vice President of EIX and its Affiliates and (ii) any other Affiliate employee designated by the Administrator to be a Senior Officer for purposes of the Plan.
Separation from Service occurs when an Eligible Employee dies, retires, or otherwise has a termination of employment from the Employer that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.
Total Annual Compensation means for Senior Officers the sum, rounded to the next highest thousand dollars, of (1) the Salary Rate at the time of the officer’s death and (2) the Salary Rate multiplied by the percentage of salary that is the average of the three highest percentages of salary represented by Bonuses awarded for the past five completed calendar years, except that if the officer has been an Executive of an Affiliate for fewer than three completed calendar years, the highest percentage among Bonuses awarded will be used, or if the officer has not yet been awarded a Bonus, the target Bonus percentage will be used.
ARTICLE 2
BENEFITS
The benefit paid under the Plan is a death benefit payable in a lump sum to an Eligible Employee’s designated Beneficiary upon the death of the Eligible Employee prior to his or her Separation from Service for reasons other than death.
For the Beneficiary of a Senior Officer, the intended net benefit amount after taxes is one times the officer’s Total Annual Compensation. For the Beneficiary of an Eligible Employee who is not a Senior Officer, the intended net benefit amount after taxes is one times the employee’s Salary Rate immediately prior to his or her death. For purposes of calculating the gross amount of the benefit, the maximum marginal federal income tax rate in effect on the date of the Eligible Employee’s death and the maximum marginal income tax rates in effect on the date of the Eligible Employee’s death for any state and local income taxes applicable in the tax jurisdiction where the Eligible Employee resided immediately prior to his or her death, will be used.

Notwithstanding the foregoing, with respect to Eligible Employees who were Senior Officers during any portion of 2007 or Executives as of December 31, 1994, and who had not previously elected to decline participation in the Executive Disability and Survivor Benefit Program, the intended net benefit amount is two times the officer’s Total Annual Compensation.
ARTICLE 3
BENEFICIARY DESIGNATION
The Eligible Employee will have the right, at any time, to designate any person or persons or entity as Beneficiary (both primary and contingent) to whom payment under the Plan will be made in the event of the Eligible Employee’s death. The Beneficiary designation will be effective when it is submitted in writing to the Administrator during the Eligible Employee’s lifetime on a form prescribed by the Administrator.
The submission of a new Beneficiary designation will cancel all prior Beneficiary designations. Any finalized divorce or marriage of an Eligible Employee subsequent to the date of a Beneficiary designation will revoke such designation, unless in the case of divorce the previous spouse was not designated as a Beneficiary, and unless in the case of marriage the Eligible Employee’s new spouse has previously been designated as a Beneficiary. The spouse of a married Eligible Employee must consent in writing to any designation of a Beneficiary other than the spouse.
If an Eligible Employee fails to designate a Beneficiary as provided above, or if the Beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if every person designated as Beneficiary predeceases the Eligible Employee, then the Administrator will direct the distribution of the benefits to the Eligible Employee’s estate. If a primary Beneficiary dies after the Eligible Employee’s death but prior to completion of the distribution of benefits under this Plan, and no contingent Beneficiary has been designated by the Eligible Employee, any remaining payments will be made to the primary Beneficiary’s Beneficiary, if one has been designated, or to the Beneficiary’s estate.
ARTICLE 4
CONDITIONS RELATED TO BENEFITS
4.1 Nonassignability
The benefits provided under the Plan may not be alienated, assigned, transferred, pledged or hypothecated by or to any person or entity, at any time or in any manner whatsoever. These benefits will be exempt from the claims of creditors of the Eligible Employee or any Beneficiary or other claimants and from all orders, decrees, levies, garnishment or executions against the Eligible Employee or any Beneficiary to the fullest extent allowed by law.

4.2 No Right to Assets
The benefits paid under the Plan will be paid from the general funds of the Employer, and any Beneficiary will be no more than an unsecured general creditor of the Employer with no special or prior right to any assets of the Employer for payment of any obligations hereunder. The Beneficiary will have no claim to benefits from any other Affiliate.
4.3 Protective Provisions
The Eligible Employee will cooperate with the Administrator by furnishing any and all information requested by the Administrator, in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Administrator may deem necessary and signing such consents to insure or taking such other actions as may be requested by the Administrator. If the Eligible Employee refuses to cooperate, the Administrator and the Employer will have no further obligation under the Plan.
4.4 Incapacity
If any person entitled to payments under this Plan is incapacitated and unable to use such payments in his or her own best interest, EIX may direct that payments (or any portion) be made to that person’s legal guardian or conservator, or that person’s spouse, as an alternative to payment to the person unable to use the payments. EIX will have no obligation to supervise the use of such payments, and court-appointed guardianship or conservatorship may be required.
ARTICLE 5
PLAN ADMINISTRATION
5.1 Plan Interpretation
The Administrator will administer the Plan and interpret, construe and apply its provisions in accordance with its terms and will provide direction and oversight as necessary to management, staff, or contractors to whom day-to-day Plan operations may be delegated. The Administrator will establish, adopt or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan. All decisions of the Administrator will be final and binding.
5.2 Limited Liability
Neither the Administrator, nor any of its members or designees, will be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan.
ARTICLE 6
AMENDMENT OR TERMINATION OF PLAN
6.1 Authority to Amend or Terminate
The Administrator will have full power and authority to prospectively modify or terminate this Plan, and the Administrator’s interpretations, constructions and actions, including any determination of the amount or recipient of the payment to be made, will be binding and conclusive on all persons for all purposes. Absent the consent of the Eligible Employee, however, the Administrator will in no event have any authority to modify this section. However, no such amendment or termination will apply to any person who has then qualified for or is receiving benefits under this Plan.
6.2 Limitations
In the event of Plan amendment or termination which has the effect of eliminating or reducing a benefit under the Plan, the benefit payable on account of a deceased Eligible Employee will not be impaired.
ARTICLE 7
CLAIMS AND REVIEW PROCEDURES
7.1 Claims Procedure
(a) The Administrator will notify a Beneficiary (or person submitting a claim on behalf of the Beneficiary) (a “claimant”) in writing, within 90 days after his or her written application for benefits, of his or her eligibility or noneligibility for benefits under the Plan. If the Administrator determines that a claimant is not eligible for benefits or full benefits, the notice will set forth (1) the specific reasons for the denial, (2) a specific reference to the provisions of the Plan on which the denial is based, (3) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Plan’s claims review procedure and other appropriate information as to the steps to be taken if the claimant wishes to have the claim reviewed. If the Administrator determines that there are special circumstances requiring additional time to make a decision, the Administrator will notify the claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90-day period.
(b) If a claimant is determined by the Administrator not to be eligible for benefits, or if the claimant believes that he or she is entitled to greater or different benefits, the claimant will have the opportunity to have the claim reviewed by the Administrator by filing a petition for review with the Administrator within 60 days after receipt of the notice issued by the Administrator. Said petition will state the specific reasons which the claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Administrator of the petition, the Administrator will afford the claimant (and counsel, if any) an opportunity to present his or her position to the Administrator in writing, and the claimant (or counsel) will have the right to review the pertinent documents. The Administrator will notify the claimant of its decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the claimant and the specific provisions of the Plan on which the decision is based. If, due to special circumstances (for example, because of the need for a hearing), the 60-day period is not sufficient, the decision may be deferred for up to another 60-day period at the election of the Administrator, but notice of this deferral will be given to the claimant. In the event of the death of the Beneficiary, the same procedures will apply to the Beneficiary’s Beneficiaries.

7.2 Dispute Arbitration
Notwithstanding the foregoing, because it is agreed that time will be of the essence in determining whether any payments are due to a claimant under this Plan, a claimant may, if he or she desires, submit any claim for payment under this Plan to arbitration. This right to select arbitration will be solely that of the claimant and the claimant may decide whether or not to arbitrate in his or her discretion. The “right to select arbitration” is not mandatory on the claimant, and the claimant may choose in lieu thereof to bring an action in an appropriate civil court. Once an arbitration is commenced, however, it may not be discontinued without the mutual consent of both parties to the arbitration. During the lifetime of the Beneficiary only he or she can use the arbitration procedure set forth in this section.
Any claim for arbitration may be submitted as follows: if a claimant has submitted a request to be paid under this Plan and the claim is finally denied by the Administrator in whole or in part, such claim may be filed in writing with an arbitrator of the claimant’s choice who is selected by the method described in the next four sentences. The first step of the selection will consist of the claimant submitting a list of five potential arbitrators to the Administrator. Each of the five arbitrators must be either (1) a member of the National Academy of Arbitrators located in the State of California or (2) a retired California Superior Court or Appellate Court judge. Within one week after receipt of the list, the Administrator will select one of the five arbitrators as the arbitrator for the dispute in question. If the Administrator fails to select an arbitrator within one week after receipt of the list, the claimant will then designate one of the five arbitrators for the dispute in question.
The arbitration hearing will be held within seven days (or as soon thereafter as possible) after the picking of the arbitrator. No continuance of said hearing will be allowed without the mutual consent of the claimant and the Administrator. Absence from or nonparticipation at the hearing by either party will not prevent the issuance of an award. Hearing procedures which will expedite the hearing may be ordered at the arbitrator’s discretion, and the arbitrator may close the hearing in his or her sole discretion when he or she decides he or she has heard sufficient evidence to satisfy issuance of an award.
The arbitrator’s award will be rendered as expeditiously as possible and in no event later than one week after the close of the hearing.
In the event the arbitrator finds that the Administrator or the Employer has breached this Plan, he or she will order the Employer to pay to the claimant within two business days after the decision is rendered the amount then due the claimant, plus, notwithstanding anything to the contrary in this Plan, an additional amount equal to 20% of the amount actually in dispute. The award of the arbitrator will be final and binding upon the parties.
The award may be enforced in any appropriate court as soon as possible after its rendition. The Administrator will be considered the prevailing party in a dispute if the arbitrator determines (1) that neither the Administrator nor the Employer has breached this Plan and (2) the claim by the claimant was not made in good faith. Otherwise, the claimant will be considered the prevailing party. In the event that the Administrator is the prevailing party, the fee of the arbitrator and all necessary expenses of the hearing (excluding any attorneys’ fees incurred by the Administrator) including the fees of a stenographic reporter, if employed, will be paid by the losing party. In the event that the claimant is the prevailing party, the fee of the arbitrator and all necessary expenses of the hearing (including all attorneys’ fees incurred by the claimant in pursuing his or her claim and the fees of a stenographic reporter, if employed) will be paid by the Administrator by March 15 of the year following the year in which the arbitrator determines who the prevailing party is.
ARTICLE 8
MISCELLANEOUS
8.1 Participation in Other Plans
The Eligible Employee will continue to be entitled to participate in all employee benefit programs of the Employer as may, from time to time, be in effect.
8.2 Forfeiture
The payments to be made pursuant to the Plan require the Eligible Employee to devote substantially all of his or her time, skill, diligence and attention to the business of the Employer and not to actively engage, either directly or indirectly, in any business or other activity adverse to the best interests of the business of the Employer. Any breach of these conditions will result in complete forfeiture of benefits under the Plan, and EIX and the Employer will have no further liability therefor.
8.3 Successors
The rights and obligations of each Employer under the Plan will inure to the benefit of, and will be binding upon, the successors and assigns of the Employer.
8.4 Employment Not Guaranteed
Nothing contained in the Plan nor any action taken hereunder will be construed as a contract of employment or as giving any Eligible Employee any right to continue in employment with the Employer or any other Affiliate.
8.5 Gender, Singular and Plural
All pronouns and variations thereof will be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.
8.6 Captions
The captions of the articles and sections of the Plan are for convenience only and will not control or affect the meaning or construction of any of its provisions.
8.7 Validity
If any provision of the Plan is held invalid, void or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

8.8 Waiver of Breach
The waiver by EIX or the Administrator of any breach of any provision of the Plan by the Eligible Employee will not operate or be construed as a waiver of any subsequent breach by the Eligible Employee.
8.9 Applicable Law
The Plan will be governed and construed in accordance with the laws of California except where the laws of California are preempted by ERISA.
8.10 Notice
Any notice or filing required or permitted to be given to the Administrator under the Plan will be sufficient if in writing and hand-delivered, or sent by first class mail to the principal office of EIX, directed to the attention of the Administrator. The notice will be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark.
8.11 Statutes and Regulations
Any reference to a statute or regulation herein shall include any successor to such statute or regulation.
IN WITNESS WHEREOF, EIX has adopted this Plan effective the 31st day of December, 2008.

EDISON INTERNATIONAL
/s/ Diane L. Featherstone
Diane L. Featherstone